Exhibit 10.1

FORM OF TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

VENTAS, INC.

AND

CARE CAPITAL PROPERTIES, INC.

DATED AS OF [•], 2015

i

ii

Page

Section 12.15.	Entire Agreement	18

iii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into and effective as of [  ], 2015 (the “Effective Date”), by and among Ventas, Inc., a Delaware corporation (“Provider”) and Care Capital Properties, Inc., a Delaware corporation (“Recipient”).  Provider and Recipient may each be referred to herein as a “Party,” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, the board of directors of Provider has determined that it is in the best interests of Provider to distribute to holders of Provider common stock all of the common shares of Recipient, a newly formed company that will hold, directly or indirectly, certain assets and liabilities associated with Provider’s skilled nursing facility businesses (the “Separation”);

WHEREAS, Provider and Recipient have entered into that certain Separation and Distribution Agreement, dated as of [  ], 2015 (the “Separation Agreement”), to carry out, effect, and consummate the Separation; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed that Provider and/or its Subsidiaries (as defined below) shall provide (or cause to be provided) to Recipient and/or its Subsidiaries, and Recipient and/or its Subsidiaries shall receive, certain services, use of facilities, and other assistance on a transitional basis following the Separation and in accordance with the terms of, and subject to, the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01.                          General.  In accordance with the provisions hereof, Provider shall provide (or cause to be provided) to Recipient and/or its Subsidiaries, and Recipient and/or its Subsidiaries shall receive, the services described in Schedule A attached hereto, which schedule also sets forth the Occupancy License Agreement, pursuant to which Provider will grant to Recipient the use of space at certain facilities within Provider’s current headquarters (each such service, a “Service” and, collectively, the “Services”).  Schedule A may be amended from time to time by written agreement of the Parties. For purposes of this Agreement, a “Subsidiary” of any Party means a corporation or other entity of which at least a majority of the voting power or value of equity securities is owned, directly or indirectly, by such Party.

Section 1.02.                          Quality of Services.  Provider shall perform the Services (a) in a workmanlike and professional manner, (b) with the same degree of care as it exercises in performing its own functions of a substantially similar nature, (c) utilizing persons of suitable experience, training and skill, and (d) in a timely manner in accordance with the provisions of this Agreement and applicable law.

Section 1.03.                          Duration of Services.  Subject to the terms of this Agreement, Provider will provide (or cause to be provided) the Services to Recipient until the earlier of, with respect to each such Service, (a) August 31, 2016, or (b) the date upon which such Service is terminated under Section 9.02; provided, however, that Recipient shall use its commercially reasonable efforts in good faith to transition itself to a stand-alone entity with respect to each Service as soon as reasonably practicable; and provided, further, that to the extent that Provider’s ability to provide a Service is dependent on the continuation of a related Service (and such dependence has been made known to Recipient in writing), as the case may be, Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such related Service.

Section 1.04.                          Third-Person Services.  Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement may be provided to Recipient by third Persons (as defined below) designated by Provider upon prior written notice to Recipient.  A “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or other entity.  To the extent so provided, Provider shall use commercially reasonable efforts to cause such third Persons to continue to provide such Services to Recipient, consistent with the manner in which such Services had been provided historically to Recipient; provided, however, that if any such third Person notifies Provider or its Subsidiaries that it is unable or unwilling to provide any such Services, Provider shall promptly notify Recipient in writing, and shall use its commercially reasonable efforts to determine the manner in which such Services can best be provided, and, if there is any change to the Services provided as a result, Provider and Recipient shall negotiate in good faith to amend Schedule A, as appropriate.

Section 1.05.                          Responsible Personnel.  The Parties shall each designate a point of contact for each Service listed in Schedule A to whom any questions related to the Services provided may be directed.  Provider will have the right, in its reasonable discretion, to (a) designate which of its personnel will be involved in providing Services to Recipient, and (b) remove and replace any such personnel, so long as there is no resulting increase in costs, or decrease in the level of service for Recipient; provided, however, that Provider will use its commercially reasonable efforts to limit disruption of the provision of Services to Recipient in the transition of the Services to different personnel.  In the event that the provision of any Service by Provider requires the cooperation and services of applicable personnel of Recipient, Recipient will make available to Provider such personnel as may be necessary for Provider to provide such Service.  Recipient will have the right, in its reasonable discretion, to (i) designate which of its personnel it will make available to Provider in connection with the receipt of such Service, and (ii) remove and replace any such personnel, so long as there is no resulting increase in costs to Provider in providing such Service or adverse effect on Provider’s ability to provide such Service; provided, however, that Recipient will use its commercially reasonable efforts to limit disruption of the provision of Services by Provider in the transition of such personnel.

Section 1.06.                          Consultation.  The Parties agree to review Schedule A and the Services provided thereunder no less often than quarterly to determine if Provider must continue to provide Recipient all of the Services described in Schedule A.

Section 1.07.                          Monitoring and Reports; Books and Records; Audit Right.

(a)                                 Provider shall maintain books and records in reasonable and customary detail pertaining to the provision of Services pursuant to this Agreement.  Provider shall make such books and records available for inspection by Recipient, or its authorized representatives, during normal business hours and upon reasonable notice, and shall retain such books and records for periods consistent with the retention policies applicable to Provider’s business.

(b)                                 Upon thirty (30) days’ advance written notice to Provider, Recipient may audit (or cause an independent third Person auditor to audit), during regular business hours and in a manner that complies with the confidentiality, building and security requirements of Provider, the books, records and facilities of Provider pertaining to the provision of Services pursuant to this Agreement to the extent necessary to determine Provider’s compliance with this Agreement or as may otherwise be required to ensure compliance with applicable laws or regulations.  Recipient shall have the right to conduct such audit of such books, records and facilities of Provider only once in any twelve (12)-month period during the term of this Agreement (or on other occasions to the extent agreed to by the Parties), provided that during the occurrence of a default by Provider under this Agreement, Recipient shall have the right, upon ten (10) days’ advance written notice to Provider, to conduct such audit of such books, records and facilities of Provider once in each quarter.  Any audit under this Section 1.07(b) shall not interfere unreasonably with the operations of Provider.  Recipient shall reimburse Provider for any reasonable, documented, out-of-pocket costs incurred in connection with such audit, unless such audit reveals Provider’s material noncompliance with this Agreement or with applicable laws or regulations.

Section 1.08.                          Changes to Services.  It is understood and agreed that, subject to Section 1.02, Provider may from time to time modify, change or enhance the manner, nature and/or quality of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such Services for Provider and its Subsidiaries; provided that any such modification, change or enhancement will not reasonably be expected to materially negatively affect such Services.  Provider shall furnish to Recipient prompt written notice of any such modifications, changes or enhancements.

Section 1.09.                          Service Increases.  After the date of this Agreement, if (a) Recipient reasonably requests that Provider increase the volume, amount, level or frequency, as applicable, of any Service provided by Provider, and (b) such increase is reasonably determined by Recipient as necessary for Recipient to operate its businesses consistent with past practice (such increase, a “Service Increase”), then Provider shall provide such Service Increase in accordance with such request and subject to the Parties agreeing to an amendment to Schedule A to address such Service Increase; provided, however, that Provider shall not be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such Service Increase or if the provision of such Service Increase would significantly disrupt the operation of its own business.  In connection with any request for a Service Increase in accordance with this Section 1.09, the Parties shall in good faith negotiate the terms of an amendment to Schedule A, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service.

Section 1.10.                          Unintentionally Omitted Services.

(a)                                 After the date of this Agreement, if Recipient (i) identifies a service or services that Recipient (A) reasonably needs to operate as a standalone public company and (B) such service is of a type performed by Provider in its ordinary course of business at the Effective Time, and such service or services was or were unintentionally omitted from Schedule A to this Agreement (and, for the avoidance of doubt, were not omitted because the Parties agreed such service or services would not be provided or Provider objected to the provision of such service or services), and (ii) provides written notice to Provider within ninety (90) days following the Separation requesting such service or services, then Provider and Recipient shall negotiate in good faith the terms on which such requested additional services (the “Unintentionally Omitted Services”) would be provided and the additional fees that would be payable in respect thereof.  If Provider and Recipient do not reach agreement on the terms of an amendment to Schedule A to address such Unintentionally Omitted Services, Provider shall be under no obligation to provide such Unintentionally Omitted Services.

Section 1.11.                          Amendments to Schedule A.  Each amendment to Schedule A, as agreed to in writing by the Parties, shall be deemed part of this Agreement and the Changes to Services, Service Increases and/or Unintentionally Omitted Services set forth therein shall be subject to the terms and conditions of this Agreement.

ARTICLE II
COMPENSATION; BILLING

Section 2.01.                          Service Fee.  In consideration for providing the Services, Provider will charge Recipient the fee listed in Schedule A (the “Service Fee”), payable in four equal quarterly installments as described in Section 2.04.

Section 2.02                             Expenses.  Except to the extent provided otherwise in Schedule A, Recipient shall reimburse Provider for all reasonable, documented, out-of-pocket costs and expenses, including the costs relating to obtaining any Consents pursuant to Section 3.04 (“Expenses”), that are not of a type that would reasonably be expected to be incurred by Provider in connection with the provision of the Services.  If there is a disagreement about whether certain Expenses are reimbursable pursuant to this Section 2.02, the Parties shall negotiate in good faith as to how such Expenses shall be borne by the Parties.  If, following such good faith negotiations between the Parties, Recipient does not agree to be responsible for any such Expenses pursuant to this Section 2.02, then Provider shall be relieved of any obligation to (i) incur such Expenses and (ii) perform any Service for which the incurrence of such Expenses is reasonably necessary.

Section 2.03.                          Taxes.  In addition to any amounts otherwise payable by Recipient pursuant to this Agreement, Recipient shall pay, be responsible, and promptly reimburse Provider, for any sales, use, value added, goods and services, excise, transfer, recording or similar taxes, including any interest, penalties or additional amounts imposed with respect thereto, but excluding any taxes on the Provider’s income, imposed with respect to, or in connection with, the provision of Services or payment of the Service Fee hereunder.

Section 2.04.                          Payment; Invoices.

(a)                                 Recipient shall pay to Provider 25% of the Service Fee (each payment, a “Quarterly Service Fee”) on a quarterly basis during the term of this Agreement, provided that the first quarter shall begin on the Effective Date and end on November 30, 2015 and each subsequent quarter shall end on the last day of the third calendar month after the last day of the preceding quarter (each such period, a “TSA Quarter”).  Payment of the Quarterly Service Fee for each TSA Quarter shall be made on the 45th day of such TSA Quarter; provided that the first payment shall be made on October 15, 2015.

(b)                                 Within fifteen (15) days after the end of each TSA Quarter, Provider shall provide Recipient with an invoice that includes in reasonable detail the Expenses incurred in such TSA Quarter that are reimbursable by Recipient pursuant to Section 2.02, provided that any failure to so invoice any reimbursable Expense will not relieve Recipient of any reimbursement obligation under Section 2.02.  Payment shall be made for such Expenses within (15) days following receipt of such invoice.

(c)                                  If this Agreement is terminated pursuant to Section 9.02(f), Recipient’s obligation to pay any additional Quarterly Service Fees otherwise subsequently due under Section 2.04(a) shall terminate; provided that Recipient shall be obligated to pay the full Quarterly Service Fee for the TSA Quarter during which this Agreement was terminated.

(d)                                 The payment of each Quarterly Services Fee and any Expenses shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by Provider.

Section 2.05.                          Payment Delay; Finance Charges.

(a)                                 If Recipient fails to make any material payment (a “Missed Payment”) within thirty (30) days of the date such payment was due to Provider, Provider shall have the right, at its sole option, upon ten (10) business days’ prior written notice (such notice, a “Suspension Notice”), to suspend performance of any Services until such Missed Payment has been received.

(b)                                 If Recipient fails to make any payment within thirty (30) days of the date such payment was due to Provider, a finance charge of two percent (2%) per month, payable from the date of the invoice to the date such payment is received and levied upon both the balance of any such payment, shall be due and payable to Provider.  In addition, Recipient shall indemnify Provider for its out-of-pocket costs, including reasonable attorneys’ fees and disbursements incurred to collect any unpaid amount.

(c)                                  Recipient shall not be liable for the payment of any finance charges pursuant to this Section 2.05 in respect of Expenses, and Provider shall not be authorized to suspend performance pursuant to this Section 2.05, in each case to the extent, but only to the extent, that Recipient is in good faith disputing the obligation to reimburse such Expenses under Section 2.02.

(d)                                 Recipient shall pay the full amount of each Quarterly Service Fee and all Expenses due and shall not set off, counterclaim or otherwise withhold any amount owed to Provider under this Agreement on account of any obligation owed by Provider to Recipient.

ARTICLE III
COOPERATION AND CONSENTS

Section 3.01.                          General.  Each Party shall reasonably cooperate with and provide assistance to the other Party in carrying out the provisions of this Agreement.  Such cooperation shall include, but not be limited to, exchanging information, providing access to electronic systems used in connection with the Services, making adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, that neither Party shall be required to disclose confidential, proprietary, privileged or competitively sensitive information to the other Party.

Section 3.02.                          Transition.  At the request of Recipient in contemplation of the termination of any Services hereunder, in whole or in part, Provider shall cooperate with Recipient, at Recipient’s expense, in transitioning such Services to Recipient or to any third-Person service provider designated by Recipient.

Section 3.03.                          Compliance with Law.  In the performance of its duties and obligations under this Agreement, each Party shall comply with all applicable laws and regulations.  Notwithstanding anything to the contrary in this Agreement, Provider’s obligation to provide the Services hereunder shall be subject to any restrictions or limitations of applicable laws and regulations.

Section 3.04.                          Consents.  Provider will use its commercially reasonable efforts to obtain, and to keep and maintain in effect, any third-Person licenses, consents, permits or authorizations necessary to provide the Services (the “Consents”).  If any Consent is not obtained or maintained, Provider shall promptly (but in any event within five (5) business days) notify Recipient in writing and shall not be required to provide any Services for which such Consent is required, and the Parties will reasonably cooperate with one another to achieve a reasonable alternative arrangement with respect thereto.

ARTICLE IV
CONFIDENTIALITY

Section 4.01.                          Recipient Confidential Information.  From and after the Effective Date until the three-year anniversary of the Effective Time, subject to Section 4.04, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Provider shall not, and shall cause its affiliates and its own and its affiliates’ respective officers, directors, employees, and other agents and representatives, including attorneys, accountants, suppliers, contractors and consultants (collectively, “Representatives”), to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than to Recipient and its affiliates (collectively, the “Recipient Group”) and their respective Representatives, and to Provider and its affiliates (collectively, the “Provider Group”) and their respective Representatives who need to know such information in connection with the provision of Services under this Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person (other than members of the Recipient Group), any Recipient Confidential Information (as defined below).  For the purposes of this Agreement, “Group” shall mean the Provider Group or the Recipient Group, as the context requires.  If any disclosures are made by members of the Recipient Group to members of the Provider Group in connection with the provision of Services under this Agreement, then the Recipient Confidential Information so disclosed shall be used by the Provider Group only as required to perform the Services.  Provider shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Recipient Confidential Information by any member of the Provider Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Recipient Group that is furnished to, or in possession of, any member of the Provider Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Provider Group, that contain, or otherwise reflect, such information, material or documents is hereinafter referred to as “Recipient Confidential Information.”  Recipient Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that is (a) in the public domain or generally available to the public, other than as a result of a disclosure by a member of the Provider Group or its Representatives not otherwise permissible hereunder, (b) later lawfully acquired from other sources by a member of the Provider Group or its Representatives which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (c) independently developed or generated without reference to or use of the Recipient Confidential Information; provided, however, that, in the case of clause (b), the source of such information was not known by any member of the Provider Group, after reasonable inquiry, to be subject to or bound by a confidentiality or nondisclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Recipient Group with respect to such information.

Section 4.02.                          Provider Confidential Information.  From and after the Effective Date until the three-year anniversary of the Effective Time, subject to Section 4.04, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Recipient shall not, and shall cause the members of the Recipient Group and their respective Representatives to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than members of the Provider Group and its Representatives, or members of the Recipient Group and its Representatives, who need to know such information in connection with the receipt of Services under this Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person (other than members of the Provider Group), any Provider Confidential Information (as defined below).  If any disclosures are made by members of the Provider Group to members of the Recipient Group in connection with the provision of Services under this Agreement, then the Provider Confidential Information (as defined below) so disclosed shall be used by the Recipient Group only as required to receive the Services.  Recipient shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Provider Confidential Information by any member of the Recipient Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Provider Group that is furnished to, or in possession of, any member of the Recipient Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Recipient Group, that contain, or otherwise reflect, such information, material or documents, is hereinafter referred to as “Provider Confidential Information,” and, together with the Recipient Confidential Information, “Confidential Information.”  Provider Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that is (a) in the public domain or generally available to the public, other than as a result of a disclosure by a member of the Recipient Group or its Representatives not otherwise permissible hereunder, (b) later lawfully acquired from other sources by a member of the Recipient Group or its Representatives which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (c) independently developed or generated without reference to or use of the Provider Confidential Information; provided, however, that, in the case of clause (b), the source of such information was not known by any member of the Recipient Group, after reasonable inquiry, to be subject to or bound by a confidentiality or nondisclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Provider Group with respect to such information.

Section 4.03.                          Limitations on Confidential Information.  From and after the Effective Time, Provider agrees that access to Recipient Confidential Information that is received from any member of the Recipient Group during the course of the performance of this Agreement shall be (a) limited to only those employees of the Provider Group that are providing Services under this Agreement and who have been informed of the obligations and restrictions under this Section 4.03; (b) used only for the purpose of providing Services pursuant to this Agreement; and (c) kept strictly confidential by all members of the Provider Group, except that Provider may share, only to the extent necessary to provide Services pursuant to this Agreement, such information to any member of the Provider Group or to any third Person who has a need to know such information solely for purposes of providing the Services; provided, that any such member of the Provider Group or third-Person service provider shall have agreed in writing to be bound by this Section 4.03 and shall be liable for any breaches of this Section 4.03 by any member of the Provider Group or third-Person service provider.  The obligations under this Section 4.03 shall not apply to (i) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by any member of the Provider Group or its Representatives or any third-Person service provider not otherwise permissible hereunder or (ii) information that Provider can demonstrate was or became available to any member of the Provider Group on a non-confidential basis from a source other than any member of the Recipient Group or its Representatives; provided that such source is not known by any member of the Provider Group, after reasonable inquiry, to be subject to or bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Recipient Group.

Section 4.04.                          Required Disclosure.  If a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any governmental authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  If such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such governmental authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Section 4.05.                          Third-Person Confidential Information.  Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons (such information, “Third-Person Confidential Information”) that was received under confidentiality or non-disclosure agreements with such third Persons.  Each Party agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence, any Third-Person Confidential Information to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into between or among one (1) or more members of the applicable Party’s Group and such third Persons; provided that such Party has either been provided with a copy of such confidentiality or nondisclosure agreement or has been made aware of the existence of such confidentiality or nondisclosure agreement, if permissible, and has been informed by the other Party of the confidential and proprietary nature of the information.

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.01.                          Recipient Intellectual Property.  Except as otherwise agreed by the Parties, all data, software, or other property or assets owned or created by Recipient, including, without limitation, derivative works thereof, and new data or software created by Recipient at Recipient’s expense, in connection with its receipt of Services and all intellectual property rights therein (the “Recipient Property”), shall remain the sole and exclusive property and responsibility of Recipient.  Provider shall not acquire any rights in any Recipient Property pursuant to this Agreement.

Section 5.02.                          Provider Intellectual Property.  Except as otherwise agreed by the Parties, all data, software or other property or assets owned or created by Provider, including, without limitation, derivative works thereof, and new data or software created by Provider at Provider’s expense, in connection with the provision of Services and all intellectual property rights therein (the “Provider Property”), shall be the sole and exclusive property and responsibility of Provider.  Recipient shall not acquire any rights in any Provider Property pursuant to this Agreement.

ARTICLE VI
REMEDIES AND LIMITATION OF LIABILITY

Section 6.01.                          Remedies.  In the event that any Service performed by Provider hereunder is not performed in accordance with the provisions of Article I, the sole remedy of Recipient shall be (a) to require Provider to re-perform such Service in accordance with Article I without obligation on the part of Recipient to make additional payments for such performance or (b) to replace such Service with service provided by a third-Person provider at Provider’s sole cost.  In the event that Recipient elects to replace any Services with a third-Person provider, Provider shall be forever released from any liability arising on account of such Service upon payment for such Services provided by such third-Person provider to Recipient.

Section 6.02.                          Limitation of Liability.

(a)                                 No member of the Provider Group or their respective controlling persons, directors, officers, employees, agents and permitted assigns (each, a “Provider Party”) shall be liable to any member of the Recipient Group or their respective controlling persons, directors, officers, employees, agents and permitted assigns (each, a “Recipient Party”) for any liabilities, claims, demands, damages, judgments, losses, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and/or amounts paid in settlement) of any kind or nature, whether direct or indirect (collectively referred to as “Damages”), of any Recipient Party resulting from, relating to or arising in connection with, this Agreement or any of the Services provided hereunder, except for any liability of Provider to the extent that such Damages resulted from (i) any acts or omissions of any Provider Party, which acts or omissions are the result of gross negligence, willful misconduct or bad faith by such Provider Party, or (ii) Provider’s breach of its obligations under Article IV or Article VII of this Agreement.

(b)                                 No Recipient Party shall be liable to any Provider Party for any Damages to any Provider Party resulting from, relating to or arising in connection with this Agreement, or any of the Services provided hereunder, except for any liability of Recipient to the extent that such Damages resulted from (i) acts or omissions of any Recipient Party, which acts or omissions are the result of gross negligence, willful misconduct or bad faith by such Recipient Party, or (ii) Recipient’s breach of its obligations under Article IV or Article VII of this Agreement.

(c)                                  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR EQUITY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS APPROACHES) IN EXCESS OF COMPENSATORY DAMAGE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT.

(d)                                 Each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate, and to otherwise minimize its Damages, and those of all members of its Group and their respective controlling persons, directors, officers, employees, agents and permitted assigns, whether direct or indirect, resulting from, or arising in connection with, any failure by the other Party to comply fully with its obligations under this Agreement.

(e)                                  Except in the event of a breach of Article IV, in no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability, or otherwise, shall the liability of any Provider Party for any loss or damage arising out of, or resulting from, this Agreement or the furnishing of Services hereunder exceed the Quarterly Service Fees previously paid.

ARTICLE VII
INDEMNIFICATION

Section 7.01.                          General.

(a)                                 Provider shall indemnify and hold harmless any Recipient Party against and from all Damages payable to third Persons arising out of or relating to (i) a breach of Article IV of this Agreement by any member of the Provider Group or its Representatives, (ii) the gross negligence, bad faith or willful misconduct of Provider, and (iii) any infringement by Provider of third-Person intellectual property in the performance of any Service, in each case, except to the extent that such Damages are a result of the breach of this Agreement, gross negligence, bad faith or willful misconduct on the part of any Recipient Party.

(b)                                 Recipient shall indemnify and hold harmless any Provider Party against and from all Damages payable to third Persons arising out of or relating to (i) a breach of Article IV of this Agreement by any member of the Recipient Group or its Representatives, (ii) the gross negligence, bad faith or willful misconduct of Recipient, and (iii) any infringement by Recipient of third-Person intellectual property in connection with the receipt of any Service, in each case except to the extent that such Damages are a result of the breach of this Agreement, gross negligence, bad faith or willful misconduct on the part of any Provider Party.

Section 7.02.                          Indemnification Procedures.  The provisions of [  ] of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under this Article VII.

ARTICLE VIII
INDEPENDENT CONTRACTOR

In performing the Services hereunder, each Group shall operate as, and have the status of, an independent contractor.  No Party’s employees shall be considered employees or agents of the other Party, nor shall the employees of either Party be eligible or entitled to any benefits, perquisites, or privileges given or extended to any of the other Party’s employees.  Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties.  No Party shall have any power or authority to bind or commit any other Party.

ARTICLE IX
TERM AND TERMINATION

Section 9.01.                          Term.  The term of this Agreement shall commence on the Effective Date and end on August 31, 2016, unless terminated earlier as provided in Section 9.02.  Except as may be otherwise set forth in Schedule A, and subject to the last proviso of Section 1.03, Recipient may terminate any Service prior to the scheduled expiration date by giving Provider not less than sixty (60) days’ prior written notice, or such less time as may be agreed upon by the Parties.  Services can only be terminated at month-end.  To the extent there are any break-up costs (including commitments made to, or in respect of, personnel or third Persons due to the requirement to provide the Services, prepaid expenses related to the Services or costs related to terminating such commitments) reasonably incurred by Provider as a result of any early termination of a Service by Recipient, Provider shall use its reasonable best efforts to mitigate such costs, and Recipient shall bear such costs and reimburse Provider in full for the same.

Section 9.02.                          Termination of this Agreement.  This Agreement may be terminated:

(a)                                 by the written agreement of the Parties;

(b)                                 by Provider in the event that it delivers a Suspension Notice to Recipient and suspends delivery of a Service in accordance with Section 2.05, and the applicable Missed Payment is not made within thirty (30) days of the date of delivery of such Suspension Notice;

(c)                                  by either Party upon a material breach (other than non-payment of Quarterly Service Fees or Expenses) by the other Party that is not cured within thirty (30) days after delivery of written notice of such breach from the non-breaching Party;

(d)                                 immediately by either Party, if the other Party:  (i) commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief, or seeks the appointment of a trustee, receiver, liquidator or other similar official or the taking of possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due; or (ii) has an involuntary case or other proceeding commenced against it seeking bankruptcy protection, liquidation, reorganization, or other relief with respect to it or substantially all of its debts, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of such Party’s property, and such involuntary case or other proceeding remains undismissed for a period of sixty (60) days;

(e)                                  by either Party if all of the Services have been terminated early in accordance with Section 9.01; or

(f)                                   by Provider, upon a Change in Control (as defined below) of Recipient; provided that if Recipient promptly requests that Provider not exercise its right to terminate pursuant to this clause (f) in respect of a Change in Control because such termination would be likely to cause substantial harm to the businesses and operations of Recipient that Recipient and the acquiror cannot reasonably avoid or minimize to a significant extent, Provider shall consider such request and the Parties shall discuss whether alternative arrangements could be made that would protect the legitimate interests of Provider and Recipient.  For the purposes of this Agreement, “Change in Control” shall mean, with respect to Recipient, the occurrence after the Effective Date of any of the following:  (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of Recipient and its Group (taken as a whole) to a third Person that is not a member of Recipient’s Group prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of Recipient with or into any other Person, immediately following which the then-current shareholders of Recipient, as such, fail to own, in the aggregate, at least majority voting power of the surviving company in such consolidation, merger or business combination, or of its ultimate publicly traded parent; (iii) a transaction or series of transactions in which any Person or “group” (as the term “group” is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder) acquires majority voting power of Recipient (other than a reincorporation or similar corporate transaction in which each of Recipient’s shareholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such shareholder owned in Recipient immediately prior to such transaction); or (iv) a majority of the board of directors of Recipient ceases to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors.

Section 9.03.                          Effect.  In the event of termination of this Agreement in its entirety pursuant to this Article IX, or upon the expiration of the term of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(a)                                 termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration, and without limiting the generality of the foregoing, termination or expiration of this Agreement shall not relieve Recipient from the obligation to pay all Quarterly Service Fees including those due after such termination or expiration (except as provided in Section 2.04(c)) or of the obligation to reimburse Expenses incurred prior to termination or expiration;

(b)                                 as promptly as practicable, following termination of this Agreement in its entirety or with respect to any Service to the extent applicable, and the payment by Recipient of all amounts owing hereunder, Provider shall return all material, inventory and other property of Recipient held by Provider, and shall deliver copies of all of Recipient’s records maintained by Provider with regard to the Services in Provider’s standard format and media.  Provider shall deliver such property and records to such location or locations, as reasonably requested by Recipient.  Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by Provider shall be borne by Recipient; and

(c)                                  Sections 2.01, 2.04, 2.05, Articles IV, V, VI, VII, X, XI and XII, and this Section 9.03, shall survive any termination or expiration of this Agreement and remain in full force and effect.

ARTICLE X
NOTICES

Section 10.01.                   Notice.  All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile or e-mail, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address, facsimile number or e-mail address set forth below (or at such other street address, facsimile number or e-mail address as such Party may designate from time to time by written notice in accordance with this provision):

If to Provider, to:

Ventas, Inc.
353 North Clark Street, Suite 3300
Chicago, Illinois 60654
Attention:                                         [  ]
Facsimile:                                         [  ]

If to Recipient, to:

Care Capital Properties, Inc.

353 North Clark Street, Suite 2900
Chicago, Illinois 60654
Attention:                                         General Counsel
Facsimile:                                         [  ]

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of:  (a) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (b) transmittal by facsimile or e-mail transmission to a receiver or other device under the control of the Party to whom notice is being given; or (c) actual delivery to or receipt by the Party to whom notice is being given.

ARTICLE XI
DISPUTE RESOLUTION

Section 11.01.                   Dispute Resolution.  The provisions of Article [  ] of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XII
MISCELLANEOUS

Section 12.01.                   Amendment.  No provision of this Agreement, including Schedule A, may be amended, supplemented or modified except by a written instrument signed by both of the Parties and making specific reference to this Agreement or to Schedule A, as applicable.

Section 12.02.                   Waiver.

(a)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party.

(b)                                 Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

Section 12.03.                   Governing Law; Jurisdiction.  This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction.  In addition, with respect to this Agreement (other than arbitrable Disputes (as defined in the Separation Agreement) governed by Article XI), the Parties agree that any legal action or proceeding shall be brought or determined exclusively in a state or federal court located within Delaware.

Section 12.04.                   Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.  Notwithstanding the foregoing, but without limiting Section 9.02(f), no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 12.05.                   Subcontracting.  Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement upon reasonable notice to Recipient; provided that (a) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider, (b) the use of such subcontractor will not increase the Service Fee or Expenses payable by Recipient in connection with such Services, (c) the use of such subcontractor will not result in any materially adverse collateral consequences for Recipient (e.g., by compromising the independence of Recipient’s auditor or any member of Recipient’s board of directors) and (d) Provider shall, in all cases, remain responsible for ensuring that obligations with respect to the standards of services set forth under this Service Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

Section 12.06.                   No Third-Person Beneficiaries.  Except for the indemnification provisions in Article VII, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.07.                   Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is determined by a court of competent jurisdiction to be invalid, null and void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, null and void or unenforceable, shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 12.08.                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.  A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

Section 12.09.                   Disclaimer of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, NEITHER PARTY HAS MADE, NOR DOES EITHER PARTY HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EACH PARTY.

Section 12.10.                   Remedies.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.11.                   Force Majeure.

(a)                                 Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations, and (ii) the nature, quality and standard of care that Provider shall provide in delivering a Service after a Force Majeure shall again comply with Section 1.02.  In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. For purposes of this Section 12.11, “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (A) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (B) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(b)                                 During the period of a Force Majeure, Recipient shall be entitled to replace such Service with service provided by a third-Person provider at Provider’s sole cost throughout the duration of such Force Majeure and shall be entitled to permanently terminate such Service(s) if a Force Majeure shall continue to exist for more than thirty (30) consecutive days, it being understood that Recipient shall provide advance notice of such termination to Provider.

Section 12.12.                   Specific Performance.  Subject to the provisions of Article XI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief (on an interim or permanent basis), in addition to any and all other rights and remedies at law or in equity.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 12.13.                   Construction.  Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting by either Party.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless the context requires or a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument, as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof, subject to compliance with the requirements set forth herein;

(e)                                  reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that provision of such applicable law, from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                   “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;

(g)                                  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(i)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 12.14.                   Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

Section 12.15.                   Entire Agreement.  This Agreement and Schedule A hereto, as well as any other agreements and documents referred to herein (including the Separation Agreement, to the extent applicable), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter.  No agreements or understandings exist between the Parties other than those set forth or referred to herein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

VENTAS, INC.

By:
	Name:	[•]
	Title:	[•]

CARE CAPITAL PROPERTIES, INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Transition Services Agreement]